Exhibit 99.1

Frontdoor Announces Second-Quarter 2023 Revenue Increased 7% to $523 Million;

Gross Profit Increased 840 Basis Points to 52%; Net Income More than Doubled to $70 Million;

Adjusted EBITDA Rose 57% to $121 Million;

Repurchased $50 Million of Stock Through July;

Raising Full-Year 2023 Revenue, Adjusted EBITDA and Share Repurchase Outlook

MEMPHIS, TENN. — August 2, 2023 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced second-quarter 2023 results.

Financial Results
	Three Months Ended
	June 30,
$ millions (except as noted)	2023	2022	Change
Revenue	$523	$487	7%
Gross Profit	270	211	28%
Net Income	70	33	110%
Diluted Earnings per Share	0.85	0.40	111%
Adjusted Net Income(1)	71	44	63%
Adjusted Diluted Earnings per Share(1)	0.87	0.53	64%
Adjusted EBITDA(1)	121	77	57%
Home Service Plans (number in millions)	2.07	2.17	(4)%

Second-Quarter 2023 Summary

•	Revenue increased 7% to $523 million, comprised of 9% from price that was partly offset by a 2% decline from lower volume

•

Gross profit margin increased 840 basis points to 52% as a result of higher realized price, a lower number of service requests per customer that was primarily driven by favorable weather trends, a moderation of inflation and process improvement initiatives

•	Net income more than doubled to $70 million

•	Adjusted EBITDA(1) increased 57% to $121 million

•	Launched Frontdoor Premium on June 6th

Updated Full-Year 2023 Outlook

•	Revenue range increased to $1.73 billion to $1.75 billion

•	Gross profit margin range increased to 45.5% to 47.5%

•	Adjusted EBITDA(2) range increased to $260 million to $280 million

“I am extremely pleased with our outstanding second-quarter results. Our operations are performing remarkably well, customer retention remains strong and we continue to be focused on driving demand across our two growth engines,” said Chairman and Chief Executive Officer Bill Cobb. “In just the first four months since launch, the Frontdoor brand has driven substantial consumer awareness and app downloads that have exceeded expectations. As a result of the strong Frontdoor brand awareness, we are transitioning our focus to monetizing demand, enabling us to reallocate approximately $20 million of marketing investment to grow our Direct-to-Consumer channel within the American Home Shield brand.”

“Our second quarter results reflect exceptionally favorable trends in weather, customer usage and inflation that drove an 840-basis point expansion in our gross margin,” said Chief Financial Officer Jessica Ross. “As a result, we are raising our full year Adjusted EBITDA outlook by $40 million, which anticipates a higher number of service requests per customer in the second half of 2023 compared to the first half of the year. Longer-term, we continue to build a strong foundation through initiatives that invest in our brand, technology infrastructure and productivity enhancements across the organization.”

Second-Quarter 2023 Results

Revenue by Customer Channel
	Three Months Ended
	June 30,
$ millions	2023	2022	Change
Renewals	$398	$347	15%
Real estate (First-Year)	42	57	(25)%
Direct-to-consumer (First-Year)	58	66	(11)%
Other	24	18	32%

Total	$523	$487	7%

Second-quarter 2023 revenue of $523 million increased 7% compared to prior year period.

•	Renewals revenue increased 15% primarily due to improved price realization along with higher retention rates;

•

Real estate revenue decreased 25%, reflecting a decline in the number of home service plans being sold due to the strong seller’s market. The strong seller’s market is primarily a result of the continuation of low existing home inventory levels and a decline in the number of existing homes being sold;

•

Direct-to-consumer revenue decreased 11% due to a decline in volume which we believe was due to higher consumer price sensitivity and a change in overall consumer sentiment as a result of macroeconomic factors; and

•	The increase in other revenue was primarily driven by an increase in on-demand home services, primarily HVAC upgrades, which are sold through Frontdoor Pro.

Second-quarter 2023 net income was $70 million, or diluted earnings per share of $0.85.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended June 30, 2022	$77
Impact of change in revenue(3)	42
Contract claims costs(4)	18
Sales and marketing costs	(16)
Customer service costs	3
General and administrative costs	(6)
Interest and net investment income	4
Other	(1)

Three Months Ended June 30, 2023	$121

Second-quarter 2023 Adjusted EBITDA(1) of $121 million increased 57% versus the prior year period as a result of the following factors:

•	$42 million benefit from higher revenue conversion(3), driven by our pricing initiatives, partly offset by the decline from lower volume;

•	$18 million of lower contract claims costs(4), excluding the impact of claims costs related to the change in revenue. The decrease in contract claims costs reflects:

•	Favorable weather impact of $17 million as cooler than normal weather drove a lower number of service requests per customer;

•

Favorable change in cost development of $11 million. This change represents a $4 million favorable adjustment related to the development of prior period claims in the second quarter of 2023 compared to a $7 million unfavorable adjustment in the second quarter of 2022;

•	Continued process improvement initiatives; partially offset by

•	Ongoing inflationary cost pressures such as higher parts and equipment costs and higher contractor-related expenses.

•	$16 million of higher sales and marketing costs primarily related to the launch of the new Frontdoor brand;

•	$6 million of higher G&A costs primarily due to investments in technology and increased personnel costs and professional fees;

•	$4 million of higher interest income as a result of rising interest rates on cash deposits; and

•	$3 million benefit from lower customer service costs primarily driven by a lower number of service requests.

Cash Flow

	Six Months Ended
	June 30,
$ millions	2023	2022
Net cash provided from (used for):
Operating activities	$112	$94
Investing activities	(15)	(19)
Financing activities	(44)	(69)

Cash increase during the period	$52	$6

Net cash provided from operating activities was $112 million for the six months ended June 30, 2023 and was comprised of $117 million in earnings adjusted for non-cash charges offset, in part, by $5 million in cash used for working capital. Cash used for working capital was primarily driven by a decline in the number of first-year real estate home service plans, which are typically paid for upfront at the time of closing on the home sale, offset, in part, by seasonality.

Net cash used for investing activities was $15 million for the six months ended June 30, 2023 and was primarily comprised of capital expenditures related to technology projects.

Net cash used for financing activities was $44 million for the six months ended June 30, 2023 and was comprised of shares repurchases as well as scheduled debt payments.

Free Cash Flow(1) was $96 million for the six months ended June 30, 2023.

Cash as of June 30, 2023 was $344 million and was comprised of $158 million of restricted net assets and $186 million of Unrestricted Cash.

Third-Quarter 2023 Outlook

•

Revenue of $500 million to $515 million, a 5% increase over the prior year period, reflecting approximately 15% growth in the renewals channel, partially offset by an approximately mid-20% decline in the first-year real estate channel and approximately a 15% decline in the first year direct to consumer channel.

•	Adjusted EBITDA(2) of $80 million to $90 million, a 7% increase over the prior year period.

Updated Full-Year 2023 Outlook

•	Increased revenue outlook to $1.73 billion to $1.75 billion, or approximately 5% higher than the prior year. Some of the key revenue assumptions include:

•	Renewals channel revenue growth increased to the low double-digit range given stronger than expected year-to-date retention;

•	Direct-to-Consumer channel revenue decline remains in the low double-digit range as an improvement in volume has been offset by lower price compared to original expectations;

•	Real Estate channel revenue decline increased to the mid-20% range due to lower existing home inventory and a stronger seller’s market than originally expected;

•	Other revenue of approximately $60 million, driven by growth in on-demand services, primarily HVAC upgrade services sold through Frontdoor Pro that is partly offset by lower Streem revenue; and

•	Number of home service plans is expected to decline in the mid to upper single digits.

•	Increased gross profit margin to 45.5% to 47.5%. The increase from the prior outlook is primarily due to favorability in the first half of the year.

•	Narrowed SG&A outlook to $575 million to $590 million.

•	Increased Adjusted EBITDA(2) outlook to $260 million to $280 million.

•	Capital expenditures remains at approximately $35 to $45 million, primarily consisting of technology investments.

•	Annual effective tax rate remains at approximately 26%.

2023 Capital Allocation Update

•	The company is increasing its full year share repurchase target to approximately $100 million.

Second-Quarter 2023 Earnings Conference Call

Frontdoor has scheduled a conference call today, August 2, 2023, at 7:30 a.m. Central time (8:30 a.m. Eastern time). During the call, Bill Cobb, Chairman and Chief Executive Officer, and Jessica Ross, Chief Financial Officer, will discuss the company’s operational performance and financial results for second-quarter 2023 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-833-470-1428 (or international participants, 1-929-526-1599) and enter conference ID 688487. Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-866-813-9403 and enter conference ID 398285 (international participants: +44-204-525-0658, conference ID 398285).

About Frontdoor, Inc.

Frontdoor is reimagining how homeowners maintain and repair their most valuable asset – their home. As the parent company of two leading brands, we bring over 50 years of experience in providing our members with comprehensive options to protect their homes from costly and unexpected breakdowns through our extensive network of pre-qualified professional contractors. American Home Shield, the category leader in home service plans with approximately two million members, gives homeowners budget protection and convenience, covering up to 23 essential home systems and appliances. Frontdoor is a cutting edge, one-stop app for home repair and maintenance. Enabled by our Streem technology, the app empowers homeowners by connecting them in real time through video chat with pre-qualified experts to diagnose and solve their problems. The Frontdoor app also offers homeowners a range of other benefits including DIY tips, discounts and more. For more information about American Home Shield and Frontdoor, please visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: changes in macroeconomic conditions, including inflation, global supply chain challenges, and instability in the banking system as a result of several recent regional bank failures, especially as they may affect existing home sales, interest rates, consumer confidence or labor availability; increases in parts, appliance and home system prices, and other operating costs; changes in the source and intensity of competition in our market; the success of our business strategies; the ability of our marketing efforts to be successful or cost-effective; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; our dependence on our real estate and direct-to-consumer customer acquisition channels and our renewals channel; our ability to attract and retain qualified key employees and labor availability in our customer service operations; our dependence on third-party vendors, including business process outsourcers, and third-party component suppliers; cybersecurity breaches, disruptions or failures in our technology systems; our ability to protect the security of personal information about our customers; evolving corporate governance and disclosure regulations and expectations related to environmental, social and governance matters; risks related to the COVID-19 pandemic; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; physical effects of climate change, adverse weather conditions and Acts of God, along with the increased focus on sustainability; our ability to protect our intellectual property and other material proprietary rights; negative reputational and financial impacts resulting from acquisitions or strategic transactions; requirement to recognize impairment charges; third-party use of our trademarks as search engine keywords to direct our potential customers to their own websites; inappropriate use of social media by us or other parties to harm our reputation; special risks applicable to operations outside the United States by us or our business process outsource providers; a return on investment in our common stock is dependent on appreciation in the price; restrictions in our certificate of incorporation related to an acquisition of us or to our lawsuits against us or our directors or officers; the effects of our significant indebtedness; increases in interest rates increasing the cost of servicing our indebtedness; and increased borrowing costs due to lowering or withdrawal of the credit ratings, outlook or watch assigned to us, our debt securities or our Credit Facilities; and our ability to generate significant cash needed to fund our operations and service our debt. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2022 Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise the forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the SEC, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before depreciation and amortization expense; goodwill and intangibles impairment; restructuring charges; provision for income taxes; non-cash stock-based compensation expense; interest expense; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans. We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2022 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

© 2023 Frontdoor, Inc. All rights reserved. The following terms, which may be used in this press release, are trademarks of Frontdoor, Inc. and its subsidiaries: Frontdoor®, American Home Shield®, HSA™, OneGuard®, Landmark Home Warranty®, ProConnect®, Streem®, the Streem logo and the Frontdoor logo. All other trademarks used herein are the property of their respective owners.

For further information, contact:
Investor Relations:	Media:
Matt Davis	Tom Collins
901.701.5199	901.701.5198
ir@frontdoorhome.com	mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking third-quarter and full-year 2023 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)

Revenue conversion includes the impact of the change in the number of home service plans as well as the impact of year-over-year price changes. The impact of the change in the number of home service plans considers the associated revenue on those plans less an estimate of contract claims costs based on margin experience in the prior year period.

(4)

Contract claims costs includes the impact of changes in service request incidence, inflation and other drivers associated with the number of home service plans in the prior year period. The impact on contract claims costs resulting from year-over-year changes in the number of home service plans is included in revenue conversion above.

Frontdoor, Inc.

Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue	$523	$487	$890	$838
Cost of services rendered	253	276	449	483

Gross Profit	270	211	440	355
Selling and administrative expenses	162	140	287	266
Depreciation and amortization expense	9	8	18	17
Restructuring charges	—	12	1	12
Interest expense	10	7	20	14
Interest and net investment income	(4)	—	(8)	—

Income before Income Taxes	93	43	122	46
Provision for income taxes	23	10	30	12

Net Income	$70	$33	$91	$35

Other Comprehensive Income, Net of Income Taxes:
Unrealized gain on derivative instruments, net of income taxes	3	4	1	17

Total Other Comprehensive Income, Net of Income Taxes	3	4	1	17

Comprehensive Income	$73	$37	$93	$52

Earnings per Share:
Basic	$0.86	$0.40	$1.12	$0.42

Diluted	$0.85	$0.40	$1.12	$0.42

Weighted-average Common Shares Outstanding:
Basic	81.4	82.1	81.5	82.2
Diluted	81.8	82.2	81.8	82.4

Frontdoor, Inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	June 30,	December 31,
	2023	2022
Assets:
Current Assets:
Cash and cash equivalents	$344	$292
Receivables, less allowance of $4 and $4, respectively	6	5
Prepaid expenses and other current assets	27	33
Contract asset	14	—

Total Current Assets	391	330

Other Assets:
Property and equipment, net	66	66
Goodwill	503	503
Intangible assets, net	145	148
Operating lease right-of-use assets	9	11
Deferred customer acquisition costs	14	16
Other assets	8	8

Total Assets	$1,136	$1,082

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$78	$80
Accrued liabilities:
Payroll and related expenses	20	22
Home service plan claims	108	103
Other	34	21
Deferred revenue	107	121
Current portion of long-term debt	17	17

Total Current Liabilities	365	364

Long-Term Debt	584	592
Other Long-Term Liabilities:
Deferred tax liabilities, net	31	39
Operating lease liabilities	16	18
Other long-term liabilities	8	8

Total Other Long-Term Liabilities	56	65

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 86,437,468 shares issued and 80,793,358 shares outstanding as of June 30, 2023 and 86,079,773 shares issued and 81,517,243 shares outstanding as of December 31, 2022	1	1
Additional paid-in capital	101	90
Retained earnings	216	124
Accumulated other comprehensive income	9	8
Less treasury stock, at cost; 5,644,110 shares as of June 30, 2023 and 4,562,530 shares as of December 31, 2022	(196)	(162)

Total Shareholders’ Equity	131	61

Total Liabilities and Shareholders’ Equity	$1,136	$1,082

Frontdoor, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2023	2022
Cash and Cash Equivalents at Beginning of Period	$292	$262
Cash Flows from Operating Activities:
Net Income	91	35
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	18	17
Deferred income tax benefit	(8)	(6)
Stock-based compensation expense	13	12
Restructuring charges	1	12
Payments for restructuring charges	(2)	(1)
Other	3	(1)
Changes in working capital:
Receivables	(1)	1
Prepaid expenses and other current assets	(9)	(13)
Accounts payable	(2)	30
Deferred revenue	(13)	(30)
Accrued liabilities	5	29
Current income taxes	15	9

Net Cash Provided from Operating Activities	112	94

Cash Flows from Investing Activities:
Purchases of property and equipment	(15)	(19)

Net Cash Used for Investing Activities	(15)	(19)

Cash Flows from Financing Activities:
Repayments of debt	(8)	(8)
Repurchase of common stock	(34)	(59)
Other financing activities	(2)	(2)

Net Cash Used for Financing Activities	(44)	(69)

Cash Increase During the Period	52	6

Cash and Cash Equivalents at End of Period	$344	$269

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2023	2022	2023	2022
Net Income	$70	$33	$91	$35
Amortization expense	1	2	2	4
Restructuring charges	—	12	1	12
Tax impact of adjustments	—	(4)	(1)	(4)

Adjusted Net Income	$71	$44	$94	$47

Adjusted Earnings per Share:
Basic	$0.87	$0.53	$1.16	$0.57
Diluted	$0.87	$0.53	$1.15	$0.57
Weighted-average common shares outstanding:
Basic	81.4	82.1	81.5	82.2
Diluted	81.8	82.2	81.8	82.4

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
Net Cash Provided from Operating Activities	$52	$47	$112	$94
Property Additions	(8)	(11)	(15)	(19)

Free Cash Flow	$44	$36	$96	$75

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2023	2022	2023	2022
Net Income	$70	$33	$91	$35
Depreciation and amortization expense	9	8	18	17
Restructuring charges	—	12	1	12
Provision for income taxes	23	10	30	12
Non-cash stock-based compensation expense	8	6	13	12
Interest Expense	10	7	20	14

Adjusted EBITDA	$121	$77	$174	$102

Key Business Metrics

	As of June 30,
	2023	2022
Number of home service plans (in millions)	2.07	2.17
Renewals	1.55	1.53
First-Year Direct-To-Consumer	0.30	0.33
First-Year Real Estate	0.22	0.31
Reduction in number of home service plans	(4)%	(3)%
Customer retention rate(1)	76.3%	74.4%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.